EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and between

ZAPATA CORPORATION

and

OMEGA PROTEIN CORPORATION

Dated as of September 8, 2006

Exhibit A – Majority Stockholder Written Consent

Exhibit B – Letter Agreements with Purchaser Executive Officers

Exhibit C –Form Amended and Restated Registration Rights Agreement

Exhibit D – Form of Opinion Letter for Purchaser’s Counsel

Exhibit E – Form of Opinion Letter for Seller’s Counsel

Exhibit F – Forms of Resignation of Avram A. Glazer and Leonard DiSalvo

Exhibit G – Form of Call Option Exercise Notice

Exhibit H – Form of Seller Call Option Exercise Closing Certificate

Exhibit I – Form of Purchaser Call Option Exercise Closing Certificate

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT dated as of September 8, 2006 (this “Agreement”), is entered into by and between Zapata Corporation, a Nevada corporation (the “Seller”), and Omega Protein Corporation, a Nevada corporation (the “Purchaser”). (Each of the Seller and the Purchaser is a “Party”, and together are the “Parties”).

RECITALS

WHEREAS, the Seller is the beneficial owner of 14,501,000 shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Purchaser;

WHEREAS, the Purchaser desires to repurchase from the Seller, and the Seller desires to sell to the Purchaser, 9,268,292 shares of Common Stock held by the Seller and represented by that certain share certificate of the Purchaser number OM0000230 registered in the name of the Seller dated September 6, 2006 (the “Shares”), upon the terms and subject to the conditions contained in this Agreement;

WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to grant to the Purchaser, an option to acquire all of the shares of Common Stock held by the Seller on the date of the exercise of such option, upon the terms and subject to the conditions contained in this Agreement (the “Call Option Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the holder of a majority of the outstanding shares of common stock, par value $0.01 per share, of the Seller (the “Seller Common Stock”) has duly executed and delivered to the Seller a written consent, a copy of which is attached hereto as Exhibit A (the “Majority Stockholder Written Consent”), approving this Agreement and the transactions contemplated hereby, including the sale of the Shares and the Call Option Shares, in accordance with the requirements of the NGCL and the Seller’s articles of incorporation and bylaws; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser Executive Officers have duly executed and delivered to the Purchaser and the Seller agreements, copies of which are attached hereto as Exhibit B, confirming that neither this Agreement nor the transactions contemplated hereby, including the sale of the Shares and the Call Option Shares, shall constitute a change of control for the purposes of their employment or change of control agreements with the Purchaser.

NOW, THEREFORE, in consideration of the premises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

ARTICLE 1

DEFINITIONS, USAGE, ETC.

SECTION 1.1 Defined Terms. As used in this Agreement, the terms below have the following meanings:

“Accrued Interest” has the meaning assigned to such term in Section 3.1.

“Acquisition Documents” shall mean this Agreement, the Escrow Agreement, the Amended and Restated Registration Rights Agreement and each of the other certificates, documents and instruments to be executed and delivered by the Parties hereto pursuant to the terms hereof.

“Acquisition Proposal” shall mean any inquiry, proposal, offer or action relating to, or that is reasonably likely to lead to, any sale, exchange, transfer or other disposition of any or all of a number of shares of Common Stock that exceeds the Pre-Closing Remaining Shares.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise). For the purposes of this Agreement, an Affiliate of the Purchaser shall not be deemed to include the Seller, and an Affiliate of the Seller shall not be deemed to include the Purchaser.

“Agreement” has the meaning assigned to such term in the preamble.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement in the form attached as Exhibit C which amends and restates the Registration Rights Agreement.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

“Beneficially Own” has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Call Option” has the meaning assigned to such term in Section 9.2(a).

“Call Option Closing” has the meaning assigned to such term in Section 9.2(b).

“Call Option Closing Date” has the meaning assigned to such term in Section 9.2(a).

“Call Option Exercise Notice” has the meaning assigned to such term in Section 9.2(a).

“Call Option Exercise Period” has the meaning assigned to such term in Section 9.2(a).

“Call Option Purchase Price” has the meaning assigned to such term in Section 9.2(a).

“Call Option Shares” has the meaning assigned to such term in the recitals.

“Call Option Transaction” has the meaning assigned to such term in Section 9.2.

“Cerberus Commitment Letter” means the commitment letter dated September 8, 2006 from Ableco Finance LLC, an affiliate of Cerberus Capital Management, L.P., to provide debt financing (the “Financing”) for (i) acquiring the Shares, (ii) providing future working capital and (iii) paying fees and expenses related thereto, together with any amendments or supplements thereto or replacements thereof obtained by the Purchaser from time to time.

“Closing” has the meaning assigned to such term in Article 4.

“Closing Date” has the meaning assigned to such term in Article 4.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning assigned to such term in the recitals.

“Damages” has the meaning assigned to such term in Section 11.2.

“Direct Claim” has the meaning assigned to such term in Section 11.3.

“Distributions” has the meaning assigned to such term in Section 3.1.

“EBITDA” means, for the applicable period, the Purchaser’s consolidated net income (loss) before interest, taxes, depreciation and amortization, excluding (i) any non-recurring, extraordinary or unusual income, gains or charges (including without limitation, the “Loss resulting from natural disaster, net (see Note 11 – Hurricane Losses)” disclosed in the Purchaser’s Form 10-Q for the period ended September 30, 2005 filed with the Commission), all as determined in accordance with the generally accepted accounting principles applied on a consistent basis. For purposes of the forgoing, net income shall exclude the income or loss of any entity accrued prior to the date on which it becomes a subsidiary or is merged into or consolidated with Purchaser or any subsidiary of Purchaser or the date on which such entity’s assets are acquired by the Purchaser or any consolidated subsidiary of the Purchaser.

“Encumbrances” has the meaning assigned to such term in Article 2.

“Escrow Agent” has the meaning assigned to such term in Section 3.1.

“Escrow Agreement” has the meaning assigned to such term in Section 3.1.

“Escrow Date” has the meaning assigned to such term in Section 3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” has the meaning assigned to such term in the definition of Cerberus Commitment Letter in Section 1.1.

“Financing Transaction Documents” means the definitive agreements, notes, instruments and other documents to be executed by the Purchaser and/or any of its subsidiaries and Ableco Finance LLC, with respect to which the Financing is be provided to the Purchaser.

“Governmental Authority” means any federal, state or local government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi judicial, regulatory or administrative function of government.

“Indemnified Party” has the meaning assigned to such term in Section 11.3.

“Indemnifying Party” has the meaning assigned to such term in Section 11.3.

“Information Statement” has the meaning assigned to such term in Section 5.4.

“Interest Margin Amount” has the meaning assigned to such term in Section 3.2.

“Law” means all applicable state and federal laws, statutes, rules and regulations and ordinances including all applicable decisions of courts having the effect of law in any such jurisdiction.

“Majority Stockholder Written Consent” has the meaning assigned to such term in the recitals.

“1934 Act Reports” has the meaning assigned to such term in Section 6.7.

“NGCL” means the general corporation law of the State of Nevada contained in Chapter 78 of the Nevada Revised Statutes.

“NMFS” has the meaning assigned to such term in Section 6.3.

“NMFS Consent” has the meaning assigned to such term in Section 6.3.

“Party” or “Parties” has the meaning assigned to such term in the preamble.

“Person” means any corporation, limited liability company, joint venture, partnership, individual, limited partnership, trust or other business entity.

“Pre-Closing Remaining Shares” means 5,232,708 shares of Common Stock held by the Seller on the date of this Agreement less any such shares of Common Stock that are sold, exchanged, transferred or otherwise disposed of by the Seller on or before the Closing Date.

“Proxy” has the meaning assigned to such term in Section 9.1.

“Purchase Price” has the meaning assigned to such term in Article 2.

“Purchaser” has the meaning assigned to such term in the preamble.

“Purchaser Executive Officers” means Joseph L. von Rosenberg III, Robert W. Stockton, John D. Held, J. Scott Herbert and Thomas R. Wittmann.

“Purchaser Information” has the meaning assigned to such term in Section 6.8.

“Qualified Transaction Proposal” has the meaning assigned to such term in Section 7.1.

“Registration Period” has the meaning assigned to such term in Section 7.10.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 12, 1998, between the Seller and the Purchaser.

“Remaining Shares” has the meaning assigned to such term in Section 7.4.

“Registration Statement” has the meaning assigned to such term in Section 7.10.

“Representative” means any officer, director, employee, partner, trustee, attorney, accountant, advisor, agent or other representative of any Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning assigned to such term in the preamble.

“Seller Common Stock” has the meaning assigned to such term in the recitals.

“Separation Agreement” means the Separation Agreement, dated as of April 12, 1998, between the Seller and the Purchaser.

“Shares” has the meaning assigned to such term in the recitals.

“Special Committee” has the meaning assigned to such term in Section 6.2(b).

“Stockholder Notice Period” has the meaning assigned to such term in Section 5.4.

“Subject Shares” means both the Shares and the Call Option Shares.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture, limited partnership or partnership of which such Person (a) Beneficially Owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body; provided, however, that the Purchaser shall not be considered a Subsidiary of the Seller for the purposes of this Agreement.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of all of the Shares and (ii) with respect to which the Seller’s board of directors (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, (B) determines in its good faith judgment (based on, among other things, the advice of its outside financial advisor) to be more favorable, from a financial point of view, to the Seller’s stockholders than the sale of the Shares pursuant to the terms hereof taking into account all relevant factors (including whether, in the good faith judgment of the Seller’s board of directors, after obtaining the advice of such financial advisor, any proposed changes to this Agreement that may be proposed by the Purchaser in response to such Acquisition Proposal) and (C) which provides that any requisite external financing (sufficient to pay the cash portion, if any, of the proposed transaction consideration and expenses related thereto) is either then committed or otherwise funded and not subject to any contingency other than those contained in the Cerberus Commitment Letter.

“Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any Party to this Agreement.

“TM Capital Solvency Opinion” has the meaning assigned to such term in Section 6.2(d).

“Transaction” means the repurchase of the Shares by the Purchaser from the Seller, including the financing of the Purchase Price by the Financing, upon the terms and subject to the conditions contained in this Agreement.

“Transaction Documents” means the Acquisition Documents together with the Financing Transaction Documents.

“Voting Agreement Certificate” has the meaning assigned to such term in Section 9.1.

“Voting Agreement Termination Event” means the earlier to occur of the following dates (a) the last day of any 12 calendar month period in which the Purchaser’s trailing 12-month EBITDA is less than $15,000,000, (b) the continuation of an uncured or unwaived event of default or default for more than 30 days on one or more of the Purchaser’s outstanding indebtedness for borrowed money in excess of $1,000,000 or (c) the first day following the Call Option Exercise Period that the average closing price of the Common Stock for 10 consecutive trading days is less than the Call Option Purchase Price.

“Voting Securities” has the meaning assigned to such term in Section 9.1.

SECTION 1.2 Usage of Terms. Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.

SECTION 1.3 References to Articles and Sections. All references in this Agreement to Articles and Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

ARTICLE 2

SALE AND PURCHASE OF THE SHARES

SECTION 2.1 Sale and Purchase.

(a) On the terms and subject to the conditions contained in this Agreement, the Seller is selling, conveying, transferring and assigning to the Purchaser, and the Purchaser is acquiring from the Seller, the Shares at a purchase price of $5.125 per Share for an aggregate purchase price of $47,500,000 (the “Purchase Price”) payable in cash at the Closing against the delivery of the share certificates for the Shares, duly endorsed for transfer, free and clear of all liens, pledges, adverse claims, restrictions on transfer or voting, hypothecations, mortgages, security interests, charges, options, right of first refusal or any other encumbrances (“Encumbrances”) other than those arising from applicable federal and state securities laws.

(b) The Purchaser hereby waives any and all notice requirements that otherwise apply to the transfer, sale or assignment of the Subject Shares under the Separation Agreement or otherwise.

(c) At the Closing, the Purchaser shall give directions to its transfer agent to retire all of the Shares upon the purchase thereof and to cancel all certificates representing the Shares.

(d) At the Closing, the Parties shall execute and deliver to each other the Amended and Restated Registration Rights Agreement.

SECTION 2.2 Adjustments Upon Changes in Capitalization. In the event of any reorganization, recapitalization, split, merger, stock split, stock dividend, combination or exchange of shares, or issuance of other securities in exchange for Common Stock that results in a change in the number and the kind of shares of Common Stock or securities convertible into Common Stock, the terms “Shares” and “Call Option Shares” shall be deemed to refer to and include the Shares and Call Option Shares, respectively, as well as all such dividends and distributions thereon, and the Seller shall deliver the Shares and all such dividends and distributions to the Purchaser at the Closing and the Call Option Shares and all such dividends and distributions to the Purchaser at the Call Option Closing if the Call Option is exercised, and the amount to be paid per share by the Purchaser for the Shares and the Call Option Shares, respectively, shall be adjusted so that the total amount to be paid by the Purchaser hereunder as the Purchase Price or the Call Option Purchase Price remains unchanged.

ARTICLE 3

ESCROW

SECTION 3.1 Escrow of the Shares and the Purchase Price. Concurrent with the execution and delivery of this Agreement, the Seller, the Purchaser and Manufacturers and Traders Trust Company (the “Escrow Agent”) have entered into an escrow agreement (the “Escrow Agreement”). Within 45 days following the date hereof (or such later date or time as the Parties may agree in writing) (the “Escrow Date”), (i) the Purchaser shall deposit the Purchase Price by wire transfer of immediately available funds with the Escrow Agent and, (ii) upon written notice of such deposit by the Purchaser from the Escrow Agent to the Seller, the Seller shall promptly thereafter deposit the original stock certificates representing the Shares with the Escrow Agent, together with such instruments of assignment, conveyance and transfer as Purchaser may deem necessary or desirable, duly executed by the Seller, in each case to be held in accordance with and, pending the Closing or the termination of, this Agreement or the Escrow Agreement in accordance with their respective terms. The Purchase Price shall earn interest on a daily basis at the rate offered by the Escrow Agent during the period such amount is on deposit with the Escrow Agent (such amount of interest, the “Accrued Interest”), and the

Accrued Interest shall be paid to the Purchaser upon the release of the Purchase Price to the Seller or the termination of this Agreement or the Escrow Agreement in accordance with their respective terms. The Purchase Price shall be invested by the Escrow Agent only in the Permitted Investments (as defined in the Escrow Agreement). All fees and expenses of the Escrow Agent shall be paid by the Purchaser. All dividends or distributions (whether in cash, property, securities, rights or otherwise) declared or paid with respect to the Shares after the Escrow Date and prior to Closing (the “Distributions”) shall be (i) delivered by the Seller to the Escrow Agent immediately following receipt thereof by the Seller and (ii) invested by the Escrow Agent in the Permitted Investments.

SECTION 3.2 Distributions and Accrued Interest. At Closing, (a) all Distributions shall be payable to the Purchaser concurrently with the transfer of the Shares together with all accrued interest thereon while held in escrow, (b) all Accrued Interest shall be paid to the Purchaser concurrently with the payment of the Purchase Price to the Seller and (c) the Seller shall pay to the Purchaser the amount in cash by which the pre-default accrued interest on the Purchase Price resulting from the Financing exceeds the Accrued Interest (the “Interest Margin Amount”) through the Closing Date. If this Agreement is terminated in accordance with its terms, then (x) the Shares and all Distributions shall be released to the Seller, together with all accrued interest, if any, on the Distributions while held in escrow, (y) the Purchase Price and all Accrued Interest shall be disbursed by the Escrow Agent to the Purchaser and (z) the Seller shall pay to the Purchaser the Interest Margin Amount through the date of termination. Notwithstanding the foregoing, the Seller shall not be obligated to pay the Purchaser the Interest Margin Amount until the second business day after the Purchaser has provided to the Seller a written statement signed by an officer of the Purchaser setting forth a calculation of the Interest Margin Amount with supporting documentation attached thereto.

SECTION 3.3 Release from Escrow. The Escrow Agent shall be authorized by the Parties to hold and disburse the certificates representing the Shares, and hold, invest and disburse the Purchase Price, the Accrued Interest and any Distributions and all accrued interest thereon in accordance with the terms and provisions hereof and in the Escrow Agreement. Not later than two business days prior to the Closing, the Purchaser and the Seller shall deliver to the Escrow Agent the Closing Notice referred to in Section 4(b) of the Escrow Agreement authorizing the Closing deliveries provided for herein and the release and distribution of the Escrowed Property (as defined in the Escrow Agreement) in accordance with the Escrow Agreement and this Article 3.

ARTICLE 4

CLOSING

The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Porter & Hedges, L.L.P., 1000 Main Street, 36th Floor, Houston, Texas 77002, as soon as possible, but in no event later than two business days, after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time or place as the Purchaser and the Seller may agree (the “Closing Date”).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

SECTION 5.1 Due Organization. The Seller has been duly incorporated and is a validly existing corporation in good standing under the Laws of the State of Nevada.

SECTION 5.2 Power and Authority; Authorization; Binding Effect; Approval. (a) The Seller has all necessary power and authority to execute and deliver this Agreement and the other Acquisition Documents to which it is or at the Closing will be a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder in accordance with the terms of this Agreement and the other Acquisition Documents to which at the Closing it will be a party. This Agreement and the other Acquisition Documents to which it is or at the Closing will be a party have been duly authorized, executed and delivered by the Seller and constitutes, or will constitute when executed and delivered by the Seller, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) Without limiting the generality of the foregoing, the Seller’s board of directors, at a meeting duly called and held, has unanimously (i) determined that the sale of the Shares and the Call Option Shares by the Seller and the other transactions contemplated hereby are fair to, and in the best interests of, the Seller and the Seller’s stockholders, (ii) approved and adopted this Agreement and the other Acquisition Documents to which the Seller is or will be a party and the transactions contemplated hereby and thereby, including the sale of the Shares and the Remaining Shares not otherwise transferred or disposed of prior the delivery of the Call Option Exercise Notice, all in accordance with the requirements of the NGCL and the Seller’s articles of incorporation and bylaws and (iii) directed that this Agreement be submitted to the Seller’s majority stockholder for its approval and adoption.

(c) Subject to and assuming the accuracy of the Purchaser’s representation and warranty in Section 6.12, the only vote of holders of any class or series of capital stock of the Seller necessary to approve this Agreement and the transactions contemplated hereby, including the sale of the Shares and the Call Option Shares, is the affirmative vote of the holders of a majority of the Seller Common Stock. A true and complete copy of the executed Majority Stockholder Written Consent delivered to the Seller is attached hereto as Exhibit A, which Majority Stockholder Written Consent has been delivered to the Seller in accordance with the requirements of the NGCL and the Seller’s articles of incorporation and bylaws and, assuming the due execution thereof, as represented therein, is valid, binding and is in full force and effect, subject to termination after the date hereof as provided therein. The Majority Stockholder Written Consent constitutes the requisite and final consent and action of holders of at least a majority of the voting power of the Seller to take action and consummate the transactions contemplated hereby without further approval or action, including by any other stockholder of the Seller or the Seller.

SECTION 5.3 Ownership of the Shares and the Call Option Shares. The Seller is the record and beneficial owner of the Shares and, upon sale and delivery of the Shares to the Purchaser and upon payment by the Purchaser to the Seller of the Purchase Price, the Seller will convey to the Purchaser good and marketable title to the Shares, free and clear of all Encumbrances other than those arising under federal and state securities law. As of the date hereof, the Seller is the record and beneficial owner of the Remaining Shares, free and clear of all Encumbrances other than those arising under federal and state securities law. There are no transfer (other than applicable federal and state securities Laws), voting (other than as provided for herein) or other restrictions imposed upon or with respect to the Shares or the Remaining Shares and no notices or consents to or from any other party are required under any agreement, court order, Law or otherwise with respect to the transfer of the Shares or the Remaining Shares hereunder. The Shares and the Remaining Shares are not otherwise subject to any preemptive rights or rights of first refusal or any other rights (including without limitation proxy rights or options, except as provided herein) pursuant to any contract, arrangement or understanding entered into or acknowledged by the Seller or its Affiliates. Except as provided herein, neither the Seller nor any of its Affiliates is a party to any stockholder agreement, voting trust or other similar contract or agreement with respect to the Shares or the Remaining Shares.

SECTION 5.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) the filing with the Commission of an information statement (together with any amendments thereof and any supplements thereto, the “Information Statement”) pursuant to Regulation 14C of the Exchange Act and the expiration of the applicable time period referred to in Regulation 14C after the mailing of the Information Statement to the Seller’s stockholders (the “Stockholder Notice Period”), and (b) the filing with the Commission of such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby.

SECTION 5.5 Compliance with Applicable Law; No Conflicts. The execution, delivery and performance by the Seller of this Agreement, the sale of the Shares and the Remaining Shares and the consummation of the other transactions contemplated hereby (a) will not violate any Applicable Law applicable to the Seller, or any order or decree of any court or governmental instrumentality applicable to the Seller, any of the Seller’s Subsidiaries or any of their property, (b) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Seller or any of its Subsidiaries is a party or by which the Seller, any of its Subsidiaries or any of their property is bound and (c) will not result in a breach or violation of the charter or bylaws, or other formation documents, of the Seller or its Subsidiaries.

SECTION 5.6 Litigation. As of the date hereof, there are no pending actions, suits or proceedings against or involving the Seller or any of its property, or involving any of its Subsidiaries or any of their respective properties, that would materially and adversely affect the ability of the Seller to perform its obligations under this Agreement, or that are otherwise material in the context of the sale of the Shares or the Call Option Shares or the other transaction contemplated hereby, and, to the Seller’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

SECTION 5.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Notwithstanding anything herein to the contrary, the foregoing representations and warranties shall not apply to the Remaining Shares to the extent they are hereafter transferred, assigned or disposed of by the Seller to any party other than the Purchaser prior to Closing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller:

SECTION 6.1 Due Organization. The Purchaser has been duly incorporated and is a validly existing corporation in good standing under the Laws of the State of Nevada.

SECTION 6.2 Power and Authority; Authorization; Binding Effect; Approvals; Opinions.

(a) The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or at the Closing will be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement, the other Transaction Documents to which the Purchaser is or at the Closing will be a party have been duly authorized, and this Agreement, and the other Transaction Documents to be executed and delivered at the Closing, when signed by the Purchaser will be, duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) Without limiting the generality of the foregoing, a special committee of the Purchaser’s board of directors consisting solely of independent, disinterested directors (the “Special Committee”), at a meeting duly called and held, has unanimously (i) determined that the purchase of the Shares by the Purchaser and the other transactions contemplated hereby together with the Financing are fair to, and the purchase of the Shares and the other transactions contemplated hereby together with the Financing are in the best interests of, the Purchaser and its stockholders (other than the Seller) and (ii) approved and adopted this Agreement and the other Transaction Documents to which it is or will be a party together with the Transaction and the Financing, all in accordance with the requirements of the NGCL and the Purchaser’s articles of incorporation and bylaws.

(c) The Purchaser has received an opinion of TM Capital Corp. (which is an independent financial advisor to the Special Committee) to the effect that, as of the date of this Agreement, the Purchase Price to be paid by the Purchaser to the Seller for the Shares is fair, from a financial point of view, to the stockholders of the Purchaser (other than the Seller). Such opinion has not been withdrawn, revoked or modified. The Purchaser has provided the Seller with a true and complete copy of such opinion.

(d) (i) The Purchaser has also received an opinion of TM Capital Corp. (“TM Capital Solvency Opinion”) to the effect that, as of the date of this Agreement, immediately after giving effect to the Transaction, (A) the Purchaser will be able to pay its debts as they become due in the usual course of business, (B) the Purchaser’s total assets will be greater than or equal to the sum of its total liabilities plus the amount that would be needed, if the Purchaser were to be dissolved immediately after giving effect to the Transaction, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to the Seller, (C) the fair value of the Purchaser’s assets would exceed its stated liabilities and identified and valued contingent liabilities, and (D) the capital remaining in the Purchaser after the Transaction would not be unreasonably small for the business in which the Purchaser is engaged, as is now conducted and is proposed to be conducted following the consummation of the Transaction. Such opinion has not been withdrawn revoked or modified. The Purchaser has provided the Seller with a true and complete copy of such opinion.

(ii) In connection with the TM Capital Insolvency Opinion delivered as of the date of this Agreement, the Purchaser provided TM Capital Corp. with financial projections attached as Schedule II to the representation letter attached to the opinion. Such financial projections have been reasonably prepared based on the Company’s reasonable, good faith estimates as of the date thereof of the future financial results and condition of the Company and as of the date thereof, the Purchaser was unaware of any event that may substantially alter these projections. The Company has no other known material liabilities or contingent liabilities other than those included on the balance sheet as of June 30, 2006 (or incurred in the ordinary course thereafter) or disclosed on the Schedule I to the representation letter attached to TM Capital Opinion. Additionally, to the best of the Purchaser’s knowledge there are no additional contingent liabilities required to be disclosed by the Purchaser in its filings with the Commission, except as set forth in the Purchaser’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarterly period ended June 30, 2006, both as filed with the Commission.

(iii) The Purchaser has received from TM Capital Corp., and has delivered to the Seller, a reliance letter with respect to the opinion described in this Section 6.2(d).

SECTION 6.3 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other Person is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby, except for (a) the filing with the Commission of such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (b) the consent (the “NMFS Consent”) of the United States National Marine Fisheries Service (“NMFS”) to the Transaction with respect to the series of approval letters and related loan and security agreements with the NMFS pursuant to which the NMFS has made loans to the Purchaser and (c) notice within 30 days after the Closing Date or the Call Option Closing Date of any changes in information with respect to the Purchaser’s officers, directors and stockholders, including 5% or more stockholders, to the Citizenship Approval Officer of the Maritime Administration of the United States Department of Transportation pursuant to 46 C.F.R. 356.5(g).

SECTION 6.4 Compliance with Applicable Law: No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby (a) will not violate any Applicable Law, or any order or decree of any court or governmental instrumentality applicable to the Purchaser, any of the Purchaser’s Subsidiaries or any of their property, (b) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Purchaser or any of its Subsidiaries is a party (including any change of control payments or other rights pursuant to any employment, change of control, severance or other employee agreement (excluding those with the Purchaser Executive Officers, all which have been waived) or stock option, restricted stock, stock appreciation or other equity award or equity like award issued to any employee of the Purchaser or any of its subsidiaries) or by which the Purchaser, any of its Subsidiaries or any of their property is bound and (c) will not result in a breach or violation of the charter or bylaws, or other formation documents, of the Purchaser or its Subsidiaries, other than, in the case of clause (b), any contract, agreement or item listed on Schedule A attached hereto or, upon the exercise of the Call Option, the vesting of an immaterial amount of stock options issued pursuant to the Company’s 2000 Long-Term Incentive Plan.

SECTION 6.5 Litigation. As of the date hereof, there are no pending actions, suits or proceedings against or involving the Purchaser or any of its property, or involving any of its Subsidiaries or any of their respective properties, that would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party, or that are otherwise material in the context of the purchase and sale of the Shares or the Call Option Shares or the other transactions contemplated hereby or the other Transaction Documents; and, to the Purchaser’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

SECTION 6.6 Solvency and Surplus. Immediately before and after the Closing and upon giving effect to the Transaction, (i) the Purchaser will be able to pay its debts as they become due in the usual course of business, (ii) the Purchaser’s total assets will be greater than or equal to the sum of its total liabilities plus the amount that would be needed, if the Purchaser were to be dissolved immediately after the Closing and giving effect to the Transaction and the Financing, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to the Seller, (iii) the fair value of the Purchaser’s assets would exceed its stated liabilities and identified and valued contingent liabilities; and (iv) the capital remaining in the Purchaser after the Transaction would not be unreasonably small for the business in which the Purchaser is engaged, as is now conducted and is proposed to be conducted following the consummation of the Transaction.

SECTION 6.7 Accuracy of 1934 Act Reports. Since January 1, 2003, the Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, and the rules and regulations promulgated thereunder (all of the foregoing filed prior to or on the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “1934 Act Reports”). As of the date of filing of such 1934 Act Reports, each such 1934 Act Report, as it may have been subsequently amended by filings made by the Purchaser with the Commission prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such 1934 Act Reports. None of the 1934 Act Reports, as of the date filed and as they may have been subsequently amended by filings made by the Purchaser with the Commission prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, the Purchaser is qualified to register the resale of Remaining Shares on Form S-3 of the Commission.

SECTION 6.8 Purchaser Information in Information Statement. None of the information supplied or to be supplied by the Purchaser in writing, expressly for inclusion or incorporation by reference in the Information Statement, any amendment or supplement thereto or any other documents filed with the Commission by the Seller in connection with the transactions (“Purchaser Information”), when supplied to the Seller, when filed with the Commission and, in case of the Information Statement, when mailed to Seller’s stockholders, will contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the same meeting or subject matter which has become false or misleading.

SECTION 6.9 Brokers. Except for TM Capital Corp. and Cerberus Capital Management, L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for all fees and expenses payable to or associated with TM Capital Corp. or Cerberus Capital Management, L.P.

SECTION 6.10 Cerberus Commitment Letter. The Purchaser has provided to Seller a true, complete and correct copy of the executed Cerberus Commitment Letter. The Cerberus Commitment Letter is a legal, valid and binding obligation of the Purchaser. The Purchaser has fully paid any and all commitment fees or other fees, if any, required by the Cerberus Commitment Letter to be paid on or before the date of this Agreement. The Cerberus Financing Commitment has not been amended or modified prior to the date of this Agreement and the commitment contained in the Cerberus Commitment Letter has not been withdrawn or rescinded in any respect. The Cerberus Commitment Letter is in full force and effect. Except for the payment of customary fees, there are no conditions precedents or other contingencies related to the funding of the full amount of the Cerberus Commitment Letter, other than as expressly set forth in the Cerberus Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser or, to the knowledge of the Purchaser, Ableco Finance LLC, under the Cerberus Commitment Letter. The Purchaser has no reason to believe that any of the conditions to the Financing contemplated by the Cerberus Commitment Letter will not be satisfied or that the Financing will not be made available to Purchaser on the Closing Date.

SECTION 6.11 No Resale. The Purchaser is acquiring the Shares, and if it acquires the Call Option Shares it will be acquiring them, for its own account and not with a view to, or in connection with, or with any present intention of, any resale or other disposition thereof.

SECTION 6.12 No Ownership of Seller Common Stock. Except for Avram A. Glazer and Leonard DiSalvo, neither the Purchaser, nor to the Purchaser’s knowledge, any of its directors or executive officers beneficially owned any shares of the Seller Common Stock, as of the date hereof.

ARTICLE 7

COVENANTS

SECTION 7.1 Acquisition Proposals.

(a) From the date hereof until the earlier of the Closing or the termination of the Agreement pursuant to Article 10, the Seller shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that this Section 7.1(a) shall not prohibit the Seller from entering into a confidentiality agreement or discussions or negotiations with, or disclosing the terms of this Agreement, including the Purchase Price, to any Person in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person (and not withdrawn), and, upon the request of the Seller, the Purchaser shall, and it shall cause its officers and Representatives to, cooperate and respond accurately, promptly and fully to any inquiries or requests for documents by such Person, if (A) none of the Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives shall have violated any of the restrictions set forth in this Section 7.1, (B) the Seller’s board of directors determines in good faith (after consultation with its outside legal counsel), that there is a substantial likelihood the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, and (C) (1) at least two business days prior to furnishing (or requesting the Purchaser to furnish) any such information to, or entering into discussions or negotiations with, such Person, the Seller gives the Purchaser written notice of the identity of such Person and of the Seller’s intention to furnish information (or request Purchaser to furnish) to, or enter into discussions or negotiations with, such Person, and (2) the Purchaser receives from such Person an executed confidentiality agreement containing terms no less favorable to the Purchaser than the least favorable confidentiality agreement entered into by the Purchaser with any other potential purchaser of the Shares (such a Acquisition Proposal in compliance with the foregoing provision is referred to herein as a “Qualified Transaction Proposal”). In addition to the foregoing obligations of the Seller, as promptly as practicable, and in any event within one business day after any of the executive officers of the Seller becomes aware thereof, the Seller shall advise the Purchaser of any request received by the Seller for information which the Seller reasonably believes could lead to a Qualified Transaction Proposal, the material terms and conditions of such request or Qualified Transaction Proposal, and the identity of the Person making any such request or Qualified Transaction Proposal. The Seller shall keep the Purchaser informed promptly of material amendments or modifications to any such request or Qualified Transaction Proposal. All such disclosures shall be subject to a confidentiality agreement dated April 12, 2006 between the Purchaser and the Seller.

(b) Except as permitted by this Section 7.1(b), neither the Seller’s board of directors nor any committee thereof shall (i) withdraw or modify its approval of this Agreement and the sale of the Shares and the Call Option Shares, (ii) approve or recommend to the Seller’s stockholders any Qualified Transaction Proposal, or (iii) cause the Seller or any of its Subsidiaries to enter into an agreement with respect to any Qualified Transaction Proposal, provided that the foregoing restrictions shall not apply if the Seller’s board of directors determines in good faith that (A) such Qualified Transaction Proposal is a Superior Proposal and (B) (after consulting with its outside legal counsel) the failure to take such action would be inconsistent with its fiduciary duties to the Seller’s stockholders under Applicable Law.

(c) Notwithstanding any other provision of this Agreement to the contrary, if the Seller’s board of directors determines in good faith that a Qualified Transaction Proposal is a Superior Proposal in conformity with Section 7.1(b), the Seller’s board of directors may terminate this Agreement subject to the Seller’s obligation under Section 10.3 to reimburse the Purchaser for its actual out-of-pocket expenses, up to a maximum of $1,300,000.

(d) The Seller shall, and shall cause its Subsidiaries and their respective Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any such Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.1, by the Seller, any of the Seller’s Subsidiaries or any of their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.1 by the Seller.

SECTION 7.2 No Acquisition of Common Stock. From the date hereof until the earlier to occur of the date of the termination of this Agreement pursuant to Article 10 or the date of the expiration of the Call Option Exercise Period, neither the Seller nor any of its Affiliates shall, without the prior written consent of the Purchaser, in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any shares of Common Stock, whether such agreement or proposal is with the Purchaser or any of its Subsidiaries or with a third party; provided, however, the foregoing shall not preclude the exercise by Avram A. Glazer of any stock options he holds in the Purchaser.

SECTION 7.3 Information Statement. As soon as practicable, but no later than 10 business days after the date hereof, the Seller shall prepare and file with the Commission a preliminary Information Statement. Prior to filing with the Commission the preliminary Information Statement and any amendment thereto, the Seller shall provide the Purchaser with a copy of the proposed filing to review and comment thereon. Following the initial filing of the preliminary Information Statement, the Seller shall (a) diligently inquire with the Commission to determine whether the Commission will furnish comments with respect to the Information Statement, (b) respond as promptly as practicable to any comments made by the Commission with respect to the Information Statement, (c) promptly supply the Purchaser with copies of all correspondence between the Seller or any of its Representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Information Statement, and (d) cause the definitive Information Statement to be mailed to its stockholders at the earliest practicable date following the clearance of the Information Statement by the Commission. The Purchaser shall at all times cooperate and provide the Seller in a timely manner comments to all proposed filings submitted to it, provide the Seller with information as is necessary for the Seller to prepare, complete and file the preliminary Information Statement and any amendments or supplements thereto, including the definitive Information Statement, with the Commission and respond to any requests or comments made by the Commission in connection therewith.

SECTION 7.4 Reports Under the Exchange Act. From the Closing Date until the date on which all of the shares of Common Stock held by the Seller immediately following the Closing Date (the “Remaining Shares”) become freely transferable under Rule 144(k) promulgated under the Securities Act, the Purchaser agrees to use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in the General Instructions to Form S-3, or any successor or substitute form, and in Rule 144, and file in a timely manner all forms, reports and other documents that it is required to file with the Commission in order to continue to be qualified to register its securities on Form S-3, or any successor or substitute form,

(b) file with the Commission all reports and other documents required to be filed by an issuer of securities registered under Sections 13 or 15(d) of the Exchange Act,

(c) if such filings are not available via EDGAR, to furnish to the Seller as long as the Seller owns Remaining Shares prior to the applicable termination date described above, a copy of the most recent annual or quarterly report of the Purchaser, and such other reports and documents so filed by the Purchaser under Sections 13 or 15(d) of the Exchange Act as may be reasonably requested in availing the Seller of any rule or regulation of the Commission permitting the selling of any of the Remaining Shares without registration,

(d) exclude the Seller and the Remaining Shares together with any subsequent transferee or holder thereof from any rights plan, charter or bylaw amendment or board resolution or any similar action that would prohibit, frustrate or adversely affect the ability of the Seller to sell or distribute any of the Remaining Shares, and

(e) cause its officers and employees as designated by the Seller during normal business hours (except for travel) to cooperate and assist the Seller in the sale of the Remaining

Shares, including promptly, accurately and fully responding to the questions and due diligence inquiries, making management presentations and participating in investor meetings at the Company’s offices or at such other locations as may be reasonably designated by the Seller; provided that the foregoing shall not interfere unreasonably with the normal business and operations of the Purchaser.

SECTION 7.5 Directors’ and Officers’ Insurance and Indemnification. After the Closing Date, the Purchaser shall maintain, directors’ and officers’ liability insurance covering, for a period of six years after the Closing Date, Avram A. Glazer and Leonard DiSalvo with respect to claims arising from facts or events that occurred on or before the Closing Date, on terms and conditions no less favorable than those currently in effect for such directors on the date of this Agreement.

SECTION 7.6 Consents and Approvals. Each of the Parties shall use reasonable best efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required to be obtained by it in connection with the consummation of the transactions contemplated by this Agreement, provided, however, that except for filing and administrative fees, neither Party shall be obligated to pay any consideration therefor to the third party from whom such consents are requested.

SECTION 7.7 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation using reasonable best efforts to cause the representations and warranties herein made with respect to themselves herein to remain true and correct through the Closing Date.

SECTION 7.8 Consummation of Financing. The Purchaser shall use its reasonable best efforts to arrange and obtain as promptly as practicable (and in any event within 45 days of the date hereof) the proceeds of the Financing on the terms and conditions described in the Cerberus Commitment Letter, including using reasonable best efforts to (a) negotiate the Financing Transaction Documents, (b) to satisfy all terms, conditions, representations and warranties to the consummation and funding thereof in such definitive agreements and (c) enforce its rights under the Cerberus Commitment Letter. Purchaser shall promptly forward to the Seller a copy of all Financing Documents prior to the closing and the execution thereof together with final signed copies thereof. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Cerberus Commitment Letter, the Purchaser shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. The Purchaser shall give the Seller prompt notice of any breach by any party of the Cerberus Commitment Letter or any termination of the Cerberus Commitment Letter. The Purchaser shall keep the Seller reasonably informed on a prompt and current basis in reasonable detail of the status of its efforts to arrange the Financing and prior to the consummation of the Financing, the Purchaser shall not permit any material amendment or modification to be made to, or any material waiver of any provision or remedy under, the Cerberus Commitment Letter without first obtaining the Seller’s prior written consent.

SECTION 7.9 Publicity. The Parties agree to cooperate and consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or written public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and written public statements the issuance of which may be required by Applicable Law or any rules or regulations of any national securities exchange, will not issue any such press release or written public statement prior to such consultation.

SECTION 7.10 Post-Closing Purchaser Registration Statement and Restrictions on Omega’s Sale of its Stock. (a) Registration Statement

(i) As promptly as practicable after the date hereof, but no less than 20 business days after the date hereof, the Purchaser shall file, a “shelf” registration statement (the “Registration Statement”) on Form S-3 (or such successor or other appropriate form) pursuant to Rule 415 (or similar rule that may be adopted by the Commission under the Securities Act) for the resale of the Remaining Shares. The Purchaser shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable (with a goal of having it effective as of the Closing) and to keep the Registration Statement effective for a period (the “Registration Period”) of 390 days after the Closing or, if shorter, until the earlier of (A) the date when all the Remaining Shares have been sold pursuant to the Registration Statement, (B) the first date on which the Seller may sell all of the Remaining Shares held by it without registration pursuant to Rule 144 of the Commission (or any successor rule) within a three-month period or (C) the Call Option Closing Date.

(ii) During the Registration Period, the Purchaser will amend or supplement the Registration Statement and any prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulations, including with respect to any change in the method of distribution of the Remaining Shares by the Seller. The Purchaser will also promptly provide the Seller with as many copies of the prospectus contained in the Registration Statement as the Seller may reasonably request.

(iii) During the Registration Period, the Purchaser shall file in a timely manner all documents that the Purchaser is required to file under the Exchange Act and shall furnish to the Seller upon reasonable request: (A) any such documents filed by the Purchaser with the Commission; (B) any other information concerning the Purchaser that is generally available to the public; and (C) an adequate number of copies of the prospectuses relating to the resale of the Remaining Shares to supply to any party requiring such prospectuses.

(iv) The Purchaser shall bear all Registration Expenses, provided, however, that the Purchaser shall have no obligation to pay or otherwise bear any portion of the Selling Expenses attributable to the Remaining Shares being offered and sold by the Seller.

(v) Capitalized terms used in this Section 7.10 and not otherwise defined herein shall have the meaning given thereto in the Amended and Restated Registration Rights Agreement. Sections 5(c) through (j), 6, 7, 8 and 12(a) of the Amended and Restated Registration Rights Agreement shall apply to the Registration Statement and Remaining Shares hereunder as if it were a registration made pursuant to the Amended and Restated Registration

Rights Agreement and no other provisions thereof shall apply hereto and the Registration Statement shall not be considered one of the Seller’s demand registrations under Section 2.1 of the Amended and Restated Registration Rights Agreement.

(b) Restriction on Omega Stock Sales. During the Registration Period, without the Seller’s consent, the Purchaser shall not sell, make any short sale of, loan, grant any option for the purchase of (other than pursuant to employee benefit plans), effect any public sale or distribution of or otherwise dispose of any of its equity securities in public sales except as required under the Amended and Restated Registration Rights Agreement or pursuant to registrations on Form S-8 or solely with respect to the offering of securities in connection with a transaction that requires the use of a Form S-4 that is not an offering of securities for cash.

ARTICLE 8

CONDITIONS TO CLOSING

SECTION 8.1 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereunder is subject to the satisfaction of the following conditions (any of which may be waived by the Seller):

(a) the Purchaser shall have delivered, or if the Purchase Price has been deposited with the Escrow Agent, caused the Escrow Agent to have delivered, to the Seller the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller, by notice to Purchaser and the Escrow Agent;

(b) (i) the representations and warranties of the Purchaser set forth in this Agreement and in all documents delivered to the Seller hereunder and thereunder shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (ii) no order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the transactions contemplated by this Agreement; and (iii) the Purchaser shall have performed each of the obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c) the Stockholder Notice Period shall have expired;

(d) the NMFS Consent shall have been obtained and copy thereof provided to the Seller;

(e) the Purchaser shall have delivered to the Seller a certificate of the Chief Executive Officer of the Purchaser confirming compliance with the conditions set forth in Section 8.1(b);

(f) the Purchaser shall have delivered to the Seller a Certificate of the Secretary or Assistant Secretary of the Purchaser, together with true and correct copies of the Purchaser’s articles of incorporation and bylaws of the Purchaser, and all amendments thereto, true and correct copies of the resolutions of the Purchaser’s board of directors and the Special Committee authorizing or ratifying the execution, delivery and performance of this Agreement, and the names of the officer or officers of the Purchaser authorized to sign this Agreement and the other Transaction Documents to which Purchaser is a party, together with a sample of the true signature of each such officer;

(g) the Purchaser’s counsel (which may include John D. Held, the Purchaser’s Executive Vice President and General Counsel, the law firm of Hale Lane Peek Dennison and Howard, and/or the law firm of Liskow & Lewis) shall have delivered its legal opinion in the form of Exhibit D annexed hereto;

(h) TM Capital Corp. shall have delivered to the Purchaser a certificate in which it shall have confirmed the TM Capital Solvency Opinion as of the Closing Date and the Seller’s right to continue to rely thereon; provided, however, that if TM Capital Corp. is unwilling or unavailable to deliver such certificate, the Purchaser shall use its reasonable best efforts to engage another investment banking firm and provide it with the necessary background materials for the purposes of delivering such certificate; and

(i) the Purchaser shall have delivered to the Seller such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and to comply with the terms hereof.

SECTION 8.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereunder is subject to the satisfaction of the following conditions (any of which may be waived by the Purchaser):

(a) the Financing contemplated by the Cerberus Commitment Letter shall have been consummated;

(b) the Seller shall have delivered, or caused the Escrow Agent to have delivered to the Purchaser original stock certificates representing the Shares, together with such instruments of assignment, conveyance and transfer as Purchaser may deem necessary or desirable, duly executed by the Seller;

(c) (i) the representations and warranties of the Seller set forth in this Agreement and in all documents delivered to the Purchaser hereunder and thereunder shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (ii) no order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the transactions contemplated by this Agreement; and (iii) the Seller shall have performed each of the obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(d) the Stockholder Notice Period shall have expired;

(e) the NMFS Consent shall have been obtained;

(f) the Seller shall have delivered to the Purchaser a certificate of the Chief Executive Officer of the Seller confirming compliance with the conditions set forth in Section 8.2(c);

(g) the Seller shall have delivered to the Purchaser a Certificate of the Secretary or Assistant Secretary of the Seller, together with true and correct copies of the Seller’s articles of incorporation and bylaws, and all amendments thereto, true and correct copies of the resolutions of the Seller’s board of directors and stockholders authorizing or ratifying the execution, delivery and performance of this Agreement, and the names of the officer or officers of the Seller authorized to sign this Agreement, together with a sample of the true signature of each such officer;

(h) the Seller’s counsel (which may include the law firms of Woods Oviatt Gilman LLP and Woodburn and Wedge) shall have delivered its legal opinion in the form of Exhibit E annexed hereto;

(i) TM Capital Corp. shall have delivered to the Purchaser a certificate in which it shall have confirmed the TM Capital Solvency Opinion as of the Closing Date and the Seller’s right to continue to rely thereon; provided, however, that if TM Capital Corp. is unwilling or unavailable to deliver such certificate, the Purchaser shall use its reasonable best efforts to engage another investment banking firm and provide it with the necessary background materials for the purposes of delivering such certificate;

(j) the Seller shall have delivered to the Purchaser resignations of Avram A. Glazer and Leonard DiSalvo, dated the Closing Date and in the form attached as Exhibit F; and

(k) the Seller shall have delivered to the Purchaser such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and to comply with the terms hereof.

ARTICLE 9

FURTHER AGREEMENTS

SECTION 9.1 Voting.

(a) The Seller and the Purchaser agree that at all times prior to the Closing, the Purchaser shall have no rights as a stockholder with respect to the Subject Shares by virtue of this Agreement or otherwise, and all such rights, including the right to vote the Subject Shares, shall remain with the Seller.

(b) Provided that the Purchaser is not then in material breach of any provision of this Agreement or the other Acquisition Documents, during the period from the Closing to the occurrence of a Voting Agreement Termination Event, in the event that any action is submitted to the holders of Common Stock for their approval, whether at a meeting or by written consent, the Seller will, subject to Section 9.1(b) below, unless otherwise approved in writing in advance by the Purchaser, cause to be voted all shares of Common Stock as to which the Seller has the right to vote or direct the vote (the “Voting Securities”) in favor of the directors nominated by the Purchaser’s board of directors or a committee thereof and in favor of all actions approved and recommended by the Purchaser’s board of directors; provided, however, that this Section 9.1 shall not apply to any merger, consolidation, stock exchange, asset sale, dissolution, recapitalization, restructuring, charter amendment or similar transaction the effect of which will cause the Seller to receive less than the Call Option Price in immediately available funds. The Seller hereby appoints the Chief Executive Officer and the Chief Financial Officer of the Purchaser, acting severally, as its proxy (the “Proxy”), with full power of substitution, in the name, place and stead of the Seller, to vote all Voting Securities at any such meeting (and at any adjournment or adjournments thereof) or with respect to any such written consent in the manner described in the preceding sentence; provided that upon the occurrence of a Voting Agreement Termination Event, the Proxy shall terminate and no longer be effective. The Seller agrees that the Proxy is coupled with an interest and shall be irrevocable, except as provided herein.

(c) No more than 30 days and no less than 20 days prior to any vote of the Purchaser’s stockholders or the solicitation of any written consent of the Purchaser’s stockholders, the Purchaser shall provide to the Seller a written certificate (the “Voting Agreement Certificate”) executed by the Chief Executive Officer and President of the Purchaser or the Executive Vice President and Chief Financial Officer of the Purchaser certifying that a Voting Agreement Termination Event has not occurred and, upon request, and providing copies of the applicable resolutions of the Purchaser’s board of directors or committee thereof, as applicable, and supporting calculations. If, within 10 days after the date of the Purchaser’s delivery of the Voting Agreement Certificate, the Seller determines in good faith that a Voting Agreement Termination Event has occurred, the Seller shall give written notice to the Purchaser within such 10-day period specifying in reasonable detail the Seller’s basis that a Voting Agreement Termination Event has occurred, including relevant facts, circumstances, events or calculations. The failure by the Seller to so express such determination and provide such notice within such 10-day period will constitute the acceptance of the Voting Agreement Certificate and the Proxy may be exercised as provided in Section 9.1(b). The Purchaser and the Seller shall attempt in good faith to resolve any disagreement between them with respect to occurrence or non-occurrence of a Voting Agreement Termination Event within five days after the giving of notice by the Seller to the Purchaser of such disagreement. If the Purchaser and the Seller are unable to resolve any disagreement between them with respect to occurrence or non-occurrence of a Voting Agreement Termination Event within such five-day period the Proxy shall be terminated and, in addition to any other remedy available at Law or in equity, the Purchaser or the Seller shall be entitled to seek specific performance or injunctive relief in the courts of the State of Nevada without posting a bond, or other security, and without the necessity of proving actual damages. The prevailing party shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and expenses incurred in connection with any such proceeding. If the Purchaser is the prevailing party in such proceeding, the Proxy will be reinstated in accordance with its terms.

SECTION 9.2 Call Option. (a) Exercise of Call Option. Subject to the terms and provisions hereof (including the conditions in Section 9.2(b) which must be satisfied or waived as of the Call Option Closing Date) and so long as the Purchaser is not in default and has not breached this Agreement or any of the other Acquisition Documents, the Purchaser shall have the right and option (the “Call Option”) to purchase all (but not less than all) of the Remaining Shares held by the Seller at the time of the exercise thereof at a purchase price of $4.50 per share (the “Call Option Purchase Price”) payable in cash on the Call Option Closing Date against the delivery of the share certificates for the Call Option Shares, duly endorsed for transfer, free and clear of Encumbrances other than those due to federal and state securities laws. At any time after the date 270 days after the Closing Date and prior to the date 390 days after the Closing Date (the

“Call Option Exercise Period”), the Purchaser may exercise on a single occasion the Call Option by written notice of exercise (the “Call Option Exercise Notice”) in the form of Exhibit G delivered to the Seller two business days in advance of the closing date therefor (the “Call Option Closing Date”). For avoidance of doubt, at all times prior to the delivery of the Call Option Exercise Notice to the Seller in accordance with the foregoing (and at any time following the delivery of the Call Option Exercise Notice if the Call Option Closing does not occur within two business days thereafter due to any reason other than a breach by Seller), the Seller shall have the right and be free to sell any or all of the Remaining Shares at such times and in such manner as it may determine, free and clear of the Call Option and upon any such disposition of the Remaining Shares, the Remaining Shares shall be free and clear of the Call Option and the Call Option shall no longer be applicable thereto.

(b) Call Option Conditions/Closing Deliveries.

(i) The obligation of the Purchaser to consummate the purchase of the Call Option Shares pursuant to a Call Option Exercise Notice shall be subject to the satisfaction of the following conditions (any of which may be waived by the Purchaser): (A) the Seller shall have delivered a certificate in the form of Exhibit H attached hereto, signed by an officer of the Seller, (B) the Seller shall have delivered a legal opinion from its counsel with respect to the matters set forth in paragraphs 1, 2(a), 4, 5 and 6 of such certificate and otherwise in form substantially similar to Exhibit E attached hereto, (C) no order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects such transaction, (D) the Purchaser shall have received an opinion of TM Capital Corp. or any investment banking firm reasonably acceptable to the Purchaser to the effect that, as of the Call Option Closing Date, immediately after giving effect to the Call Option and any associated financing and other transactions (collectively, the “Call Option Transaction”), (I) the Purchaser will be able to pay its debts as they become due in the usual course of business, (II) the Purchaser’s total assets will be greater than or equal to the sum of its total liabilities plus the amount that would be needed, if the Purchaser were to be dissolved immediately after giving effect to the Call Option Transaction, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to the Seller, (III) the fair value of the Purchaser’s assets would exceed its stated liabilities and identified and valued contingent liabilities and (IV) the capital remaining in the Purchaser after the Call Option Transaction would not be unreasonably small for the business in which the Purchaser is engaged, as is then conducted and is proposed to be conducted following the consummation of the Call Option Transaction and (E) the Seller shall deliver to the Purchaser the original stock certificates representing the Call Option Shares, free and clear of all Encumbrances other than those due to federal and state securities laws, together with such instruments of assignment, conveyance and transfer as the Purchaser may deem necessary or desirable, duly executed by the Seller.

(ii) The obligation of the Seller to consummate the sale of Call Option Shares pursuant to a Call Option Exercise Notice shall be subject to the satisfaction of the following conditions (any of which may be waived by the Seller): (A) the Purchaser shall have delivered a certificate in the form of Exhibit I attached hereto, signed by an officer of the Purchaser, (B) the Purchaser shall have delivered a legal opinion from its counsel (which may include John D. Held, the Purchaser’s Executive Vice President and General Counsel, the law firm of Hale Lane Peek Dennison and Howard, and/or the law firm of Liskow & Lewis) with respect to the matters set forth in paragraphs 1, 2(a), 3, 4 and 5 of such certificate and otherwise in form substantially similar to Exhibit D attached hereto, (C) no order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects such transaction, (D) the Purchaser shall have delivered to the Seller a reliance letter from the issuer of the opinion referred to in Section 9.2 (b)(i)(D) allowing Seller to rely on such opinion in all respects, which reliance letter shall be substantially similar to the reliance letter previously given to the Seller by TM Capital Corp., and (E) the Purchaser shall deliver to the Seller the Call Option Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller, by notice to Purchaser, not later than one business day prior to the Call Option Closing Date .

(iii) At the closing of the Call Option (the “Call Option Closing”), the Purchaser shall retire the Call Option Shares, restoring them to the status of authorized but unissued shares of Common Stock.

SECTION 9.3 Cooperation with Financial Reporting. From the Closing Date, the Purchaser shall, and shall cause its Affiliates and Representatives to, provide the Seller such financial records and other information related to the Purchaser to enable the Seller to complete its legal, regulatory, stock exchange and financial reporting requirements in connection with its ownership of the Common Stock, including but not limited to: (a) reasonably cooperate with the Seller’s requests in the preparation of the Seller’s financial statements determined by the Seller to be necessary to meet its reporting obligations in connection with its ownership of the Common Stock; (b) furnish to the Seller drafts of the Purchaser’s filings on Form 10-K and Form 10-Q with the Commission, and such other reports, financial information and documents as the Seller may reasonably request; and (c) furnish to the Seller such other information requested by the Seller in connection with any regulatory inquiries as they pertain to the Purchaser or the Seller’s ownership of the Common Stock.

ARTICLE 10

TERMINATION

SECTION 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser or the Seller, if an order has been entered by a Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the sale of the Shares and such order is final and non-appealable;

(c) by the Purchaser or the Seller if the Closing does not occur on or before the 90th day after the execution and delivery of this Agreement (which 90-day period shall automatically be extended for up to an additional 45 days for a total of up to 135 days if the Seller has not received clearance of the Information Statement by the Commission), unless the failure to consummate the Closing is due to the failure of the terminating party to perform any of its obligations under this Agreement to the extent required to be performed by it on or prior to the Closing Date;

(d) by the Purchaser (provided that the Purchaser is not then in material breach of any provision of this Agreement), if (i) the Seller’s board of directors has withdrawn or modified or changed in a manner adverse to the Purchaser, its approval of this Agreement or the sale of the Shares, or has approved an Acquisition Proposal (other than this Agreement and related sale of the Shares), (ii) the Seller or any of its Subsidiaries accepts a written offer or otherwise enters into an agreement to consummate or consummates a Acquisition Proposal (other than this Agreement and related sale of the Shares), or (iii) the Seller fails to perform in any material respect its obligations under Section 7.1 ;

(e) by the Purchaser (provided that the Purchaser is not then in material breach of any provision of this Agreement), if there has been a material violation or breach by the Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing, and such violation or breach has not been waived by the Purchaser or, in the case of a covenant breach, cured by the Seller within ten days after written notice thereof from the Purchaser;

(f) by the Seller (provided that the Seller is not then in material breach of any provision of this Agreement), if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Seller at the Closing, and such violation or breach has not been waived by the Seller or, in the case of a covenant breach, cured by the Purchaser within ten days after written notice thereof from the Seller;

(g) by the Seller (provided that the Seller is not then in material breach of any provision of this Agreement), if within 45 days of the execution and delivery of this Agreement, (i) the Financing contemplated by the Cerberus Commitment Letter has not been consummated, (ii) Purchase Price has not been deposited by the Purchaser with the Escrow Agent, or (iii) the NMFS Consent has not been obtained; or

(h) by the Seller (provided that the Seller is not then in material breach of any provision of this Agreement), pursuant to the terms and conditions of Section 7.1(c).

SECTION 10.2 Procedure and Effect of Termination. In the event of termination of the transactions contemplated hereby pursuant to Section 10.1, written notice thereof shall forthwith be given to the other Party to this Agreement, and this Agreement shall terminate, the transactions contemplated hereby shall be abandoned without further action by either of the Parties, and no Party shall have any liability or further obligation under this Agreement, except that the obligations set forth in this Section 10.2, Section 10.3, Section 10.4, Section 10.5 and Article 12 shall survive any termination and remain in full force and effect; provided, that, if this Agreement is validly terminated pursuant to Section 10.1(e) or Section 10.1(f), such termination shall not affect any right or remedy which has accrued hereunder or under Applicable Law prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each Party may enforce all rights and remedies available to such party hereunder or under Applicable Law in respect of such termination and so that any Party responsible for any such breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the consequences therefor. If this Agreement is terminated as provided herein, upon request therefor, each Party shall redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same. Upon written notice of termination in accordance with this Section 10.2, either Party may give the Escrow Agent the Termination Notice provided for in the Escrow Agreement. If a Party receives a Termination Notice, it may at any time within ten days thereafter give the Escrow Agent a Termination Objection Notice, as defined in the Escrow Agreement, stating that it disputes the right of the Party giving the Termination Notice to terminate this Agreement or if it has a claim against the terminating Party for material breach of this Agreement.

SECTION 10.3 Purchaser’s Remedy If the Purchaser terminates this Agreement pursuant to Section 10.1(d) or (e) or the Seller terminates this Agreement pursuant to Section 10.1(h), the Seller shall reimburse the Purchaser for its actual out-of-pocket expenses incurred in connection with the Transaction up to maximum amount of $1,300,000 upon submission by the Purchaser to the Seller of supporting documentation for such expenses. This right shall be in addition to any other right or remedy that the Purchaser may have available at law or equity.

SECTION 10.4 Seller’s Remedy. If the Seller terminates this Agreement pursuant to Section 10.1(f) or (g), the Purchaser shall reimburse the Seller for its actual out-of-pocket expenses incurred in connection with the Transaction (not including the Financing) up to maximum amount of $1,000,000 upon submission by the Seller to the Purchaser of supporting documentation for such expenses. This right shall be in addition to any other right or remedy that the Seller may have available at law or equity.

SECTION 10.5 Payment. Any reimbursement of actual out-of-pocket expenses pursuant to Section 10.3 and Section 10.4 shall be made within two business days after termination of this Agreement and submission by the applicable Party of supporting documentation for such expenses by wire transfer of immediately available funds to an account designated by the Purchaser or the Seller, as applicable. The Parties acknowledge that the agreements contained in this Article 10 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Parties would enter into this Agreement; accordingly, if (a) the Seller fails promptly to pay or cause to be paid the amounts due pursuant to Section 10.3 and, in order to obtain such payment, the Purchaser commences a suit that results in a judgment against the Seller for the amounts set forth in Section 10.3, the Seller shall pay to the Purchaser its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 10.3 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, (b) the Purchaser fails promptly to pay or cause to be paid the amounts due pursuant to Section 10.4 and, in order to obtain such payment, the Seller commences a suit that results in a judgment against the Purchaser for the amounts set forth in Section 10.4, the Purchaser shall pay to the Seller its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 10.4 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

SECTION 11.1 Survival. The representations, warranties and covenants of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing indefinitely. The representations and warranties will not be affected or reduced as a result of any investigation or knowledge of the Seller or the Purchaser.

SECTION 11.2 Indemnification. (a) The Seller will indemnify, defend and hold harmless the Purchaser and its officers, directors, employees, affiliates and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates and agents), against any and all liabilities, damages and losses and, but only to the extent asserted in a Third-Party Claim, punitive damages, and all costs or expenses, including reasonable attorneys’ and consultants’ fees and expenses incurred in respect of Third-Party Claims or claims between the Parties hereto (collectively, “Damages”), to the extent incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Seller in Article 5 or any other Acquisition Document to be true and correct as of the Closing Date or the Call Option Closing Date, as the case may be, or (ii) any covenant herein or in any Acquisition Document

(b) The Purchaser will indemnify, defend and hold harmless the Seller and its officers, directors, employees, affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents), against any and all Damages, incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Purchaser in Article 6 or any other Acquisition Document to be true and correct as of the Closing Date or the Call Option Closing Date, as the case may be, (ii) any covenant herein or in any other Acquisition Document or (iii) any statement contained in the definitive Information Statement at the date it was first mailed to the Seller’s stockholders, which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact, or any omission therefrom to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the same meeting or subject matter which has become false or misleading made in reliance upon and in conformity with the Purchaser Information

SECTION 11.3 Procedures.

(a) If any Person who or which is entitled to seek indemnification under Section 11.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against any third party claim for which it is entitled to indemnification from such Indemnifying Party under this Article 11 with counsel reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Parties notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that all of the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in Section 11.2, (ii) the Indemnifying Parties provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Parties diligently conducts the defense of the Third Party Claim.

So long as the Indemnifying Party has undertaken to conduct the defense of the Third Party Claim in accordance with the foregoing Section 11.3(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall keep the Indemnified Party informed as to the status of the claim for which it is providing a defense. Notwithstanding anything to the contrary herein, in the event that (w) any of the conditions in this Section 11.3(b) is or becomes unsatisfied; (x) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such action within thirty (30) days after the Indemnifying Party received notice of the Third Party Claim; (y) the Indemnified Party shall have reasonably concluded, based upon written advice of counsel, that it has defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party with respect to such different defenses); or (z) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding, then the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and, the Indemnifying Parties will be responsible for the Indemnified Party’s costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and the Indemnifying Parties will remain responsible for the entirety of the Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.

(c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof. The Indemnifying Party will have a period of 20 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement or at law.

(d) A failure to give timely notice or to include any specified information in any notice as provided in Section 11.3(a) or 11.3(b) will not affect the rights or obligations of any Party hereunder, except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

SECTION 11.4 Payment of Indemnification Payments; Insurance; Remedy.

(a) All indemnifiable Damages under this Agreement will be paid in cash in immediately available funds.

(b) All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds or amounts paid by third parties in connection with Damages as of the date that an indemnification payment is due, but in each case only to the extent actually received by the Indemnified Party (net of any applicable deductible or self-insured retention and any costs of collection) as a result of the Damage for which the Indemnified Party is seeking indemnification. Each Party agrees to promptly make a claim against any applicable insurance with respect to any Damage that would otherwise be payable pursuant to Section 11.2. If an Indemnified Party hereunder both collects proceeds from any insurance company or third party and receives a payment from the Indemnifying Party hereunder, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the Indemnified Party shall promptly refund to the Indemnifying Party the amount of such excess.

(c) The remedies provided herein shall be cumulative and shall not preclude any Party from asserting any other right or seeking any other remedies against the other Party and shall survive the Closing.

ARTICLE 12

MISCELLANEOUS

SECTION 12.1 Notices. Unless otherwise provided in this Agreement, any notice, request, instruction or other communication to be given hereunder by either Party to the other shall be in writing and (a) delivered personally, (b) mailed by first-class mail, postage prepaid, (such mailed notice to be effective four days after the date it is mailed) or (c) sent by facsimile transmission, with a confirmation sent by way of one of the above methods, as follows:

If to the Seller, addressed to:

Zapata Corporation

100 Meridian Centre, Suite 350

Rochester, New York 14618

Attn: Avram A. Glazer

Facsimile: (585) 242-8677

With a copy to:

Woods Oviatt Gilman LLP

2 State Street

700 Crossroads Building

Rochester, New York 14614

Attn: Gordon Forth

Facsimile: (585) 987-2901

If to the Purchaser, addressed to:

Omega Protein Corporation

2101 City West Blvd., Bldg. 3, Suite 500

Houston, Texas 77042

Attn: John D. Held

Facsimile: (713) 940-6122

With a copy to:

Porter & Hedges, L.L.P.

1000 Main Street, 36th Floor

Houston, Texas 77002

Attn: Robert G. Reedy

Facsimile: (713) 226-6274

Either Party may designate in a writing to the other Party any other address or facsimile number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

SECTION 12.2 Choice of Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by the Laws of the State of Nevada applicable to agreements made and to be performed wholly within such jurisdiction and irrespective of any choice of Law provision that would require application of the Law of any other jurisdiction.

SECTION 12.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for in Sections 3.1, 10.3 and 10.4, the Parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such Party.

SECTION 12.4 No Consequential or Punitive Damages. Neither Party hereto (or any of their respective Affiliates) shall, under any circumstance, be liable to the other Party (or its Affiliates) for any consequential, exemplary, special, indirect, incidental or punitive damages claimed by such other Party under the terms of or due to any breach of this Agreement, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

SECTION 12.5 Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

SECTION 12.6 Waiver. No failure of a Party to require, and no delay by a Party in requiring, the other Party to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance. No failure of a Party to exercise, and no delay by a Party in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by a Party of any right or remedy under this Agreement shall be effective unless made in writing. Any waiver by a Party of any right or remedy under this Agreement shall be limited to the specific instance and shall not constitute a waiver of such right or remedy in the future.

SECTION 12.7 Binding; Third-Party Beneficiaries. This Agreement shall be binding upon the Parties and upon each of their respective successors and assignees and shall inure to the benefit of, and be enforceable by, each Party and each of their respective successors and assignees; provided, however, that, with the exception of an assignment by the Seller to any Affiliate thereof, neither Party shall assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other Party. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement.

SECTION 12.8 Entire Agreement. This Agreement and the other Acquisition Documents contains the entire agreement between the Parties with respect to the subject of this Agreement, and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written and oral agreement and representation previously made, by the Parties with respect thereto, whether or not relied or acted upon, including the letter agreement dated August 23, 2006, between the Seller and the Purchaser. Notwithstanding the foregoing, the confidentiality agreement dated April 12, 2006, between the Purchaser and the Seller shall survive and continue in effect.

SECTION 12.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.10 Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by the Parties, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall modify or terminate this Agreement, impair or otherwise affect any obligation of the Parties pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy shall be effective unless made in writing duly executed by the Purchaser and the Seller.

SECTION 12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Either Party may execute this Agreement by facsimile signature and the other Party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such Party. Either Party executing this Agreement by facsimile signature shall immediately forward to the other Party an original signature page by overnight mail or delivery service.

SECTION 12.12 Time of Essence. Time is of the essence in this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Purchaser and the Seller has caused to be executed by a duly authorized officer this Agreement on the day and year indicated at the beginning of this Agreement.

OMEGA PROTEIN CORPORATION

By:	/s/ Joseph L. von Rosenberg III
Joseph L. von Rosenberg III, President and
Chief Executive Officer

ZAPATA CORPORATION

By:	/s/ Avram A. Glazer
Avram A. Glazer, Chairman, President and
Chief Executive Officer